Exhibit 99.1

Unless the context otherwise requires, references to the “Partnership,” “we,” “our,” “us” or “PBFX” refer to PBF Logistics LP, and, in each case, unless the context otherwise requires, its consolidated subsidiaries.

Preliminary Unaudited Selected Financial Data for the First Quarter of Fiscal Year 2020

The preliminary financial data discussed below has been prepared by, and is the responsibility of, the Partnership’s management and has not been audited or reviewed by its independent registered public accounting firm. We have provided a range for our current preliminary unaudited estimates of revenue, net income, EBITDA, EBITDA attributable to PBFX (both as defined below), cash and debt discussed below because our financial closing procedures for the first quarter of fiscal year 2020 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the first quarter of fiscal year 2020 are finalized. The preliminary first quarter estimates are based upon assumptions the Partnership believes to be reasonable but include information from third parties that is subject to further review and verification. It is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material. We expect to report financial results related to the quarter ended March 31, 2020 on or about May 15, 2020.

The following are our current preliminary estimates as of and for the three month period ended March 31, 2020:

•	revenue of between $90.0 million and $95.0 million;

•	net income of between $32.0 million and $36.0 million;

•	EBITDA of between $58.0 million and $59.5 million (see below for a reconciliation of net income to EBITDA);

•	EBITDA attributable to PBFX of between $54.5 million and $57.5 million (see below for a reconciliation of net income to EBITDA attributable to PBFX);

•	cash balance of between $110.0 million and $120.0 million; and

•	debt balance of between $900.0 million and $905.0 million.

Non-GAAP Financial Measures

We define EBITDA as net income (loss) before net interest expense (including amortization of loan fees and debt premium and accretion on discounted liabilities), income tax expense, depreciation, amortization and change in contingent consideration. We define EBITDA attributable to PBFX as net income (loss) attributable to PBFX before net interest expense (including amortization of loan fees and debt premium and accretion on discounted liabilities), income tax expense, depreciation, amortization and change in contingent consideration attributable to PBFX, which excludes the results of acquisitions from PBF Energy Company LLC prior to the effective dates of such transactions and earnings attributable to the CPI earn-out (the portion of earnings associated with an earn-out provision related to the purchase of CPI Operations LLC (“CPI”)(the “Contingent Consideration”)).

EBITDA and EBITDA attributable to PBFX are supplemental measures of performance that are not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We use these non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA and EBITDA attributable to PBFX are measures of operating performance that are not defined by GAAP and should not be considered a substitute for net income as determined in accordance with GAAP.

Also, because EBITDA and EBITDA attributable to PBFX are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and EBITDA attributable to PBFX have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and EBITDA attributable to PBFX are they:

•	do not reflect depreciation expense or our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

The following table reconciles net income to EBITDA and EBITDA attributable to PBFX:

	(Unaudited in millions) Three Months Ended March 31, 2020
	Range
	Low	High
Net income	$32.0	$36.0
Depreciation and amortization expense	12.0	11.0
Interest expense, net and other financing costs	13.5	12.5
Change in contingent consideration	0.5	—

EBITDA	58.0	59.5
Less: Earnings attributable to the CPI earn-out	3.5	2.0

EBITDA attributable to PBFX	$54.5	$57.5

Forward-Looking Statements

Our current estimates of the preliminary unaudited financial data discussed above constitute forward-looking statements (as that term is defined under the federal securities laws). These forward-looking statements are subject to a number of risks, uncertainties and assumptions. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Current Report on Form 8-K to conform these statements to actual results or to changes in our expectations.